UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 5, 2013

CARDINAL ENERGY GROUP, INC.
formerly KOKO LTD.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53923
(Commission File No.)

6037 Franz Road, Suite 103
Dublin, OH   43017
(Address of principal executive offices and Zip Code)

(614) 459-4959
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2013, Cardinal Energy Group, Inc. (the "Company") entered into a 3-month Consulting   Agreement   (the  "Consulting   Agreement")   with  Atlanta  Capital   Partners,  LLC ("ACP") pursuant to which ACP will provide to the Company financial advisory, strategic business planning and investor/public  relations services.   As compensation  therefore, the Company has paid to ACP $1,500 and 10,000 shares of its common stock to be registered in the Company's registration statement on Form S-1.  A copy of the Consulting Agreement is filed as Exhibit 10.8 to this Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities

The information  provided in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

On June 5, 2013, the Company issued 25,862 unregistered  shares  of its common  stock valued at approximately $30,000 for due-diligence and document preparation.  The issuance of such shares was exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof.

Item 8.01 Other Events.

On June 5, 2013, the Company entered into a term sheet (the "Term  Sheet") with AGS Capital Group, LLC ("AGS") pursuant to which AGS shall commit to purchase up to $8,000,000 of the Company's common stock over a period of 3 years.  The purchase price for the common stock will be based on 90% of the lowest closing bid price of the stock during the 15 consecutive trading days after the advance date, subject to a safety net floor price.  The Term Sheet is non-binding and the transaction is subject to the execution of definitive agreements.  However, in accordance with the Term Sheet, the Company has paid to the Company a non-refundable due diligence and document preparation fee of 25,862 shares of its restricted common stock valued at $30,000.  There can be no assurance that the Company will enter into a definitive agreement with AGS with respect to the term sheet.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.8	Consulting Agreement with Atlanta Capital Partners, LLC dated May 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2013

CARDINAL ENERGY GROUP, INC.

BY:	TIMOTHY W. CRAWFORD
Timothy W. Crawford, Chief Executive Officer (Principal Executive Officer)